Exhibit 99.4

Consent of Director Nominee

In connection with the filing by Ategrity Specialty Holdings LLC, which will be converted to a Nevada corporation named Ategrity Specialty Insurance Company Holdings prior to the consummation of this offering (the “Company”), of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

/s/ John (Jack) L. Sennott, Jr.
John (Jack) L. Sennott, Jr.